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                                                                     EXHIBIT 4.5

                              FTI CONSULTING, INC.
                       1997 STOCK OPTION PLAN, AS AMENDED


PURPOSE FTI Consulting, Inc., a Maryland corporation ("FTI" or the "Company"), wishes to recruit, reward, and retain employees and outside directors. To further these objectives, the Company hereby sets forth the FTI Consulting, Inc. 1997 Stock Option Plan (the "Plan"), effective, as of March 25, 1997 (the "Effective Date"), and amended as of May 20, 1998, May 19, 1999 and February 15, 2000, to provide options ("Options") to purchase shares of the Company's common stock (the "Common Stock") to employees and outside directors and direct grants of shares of Common Stock to employees.

OPTIONEES      All Employees of FTI and the Eligible Subsidiaries are eligible for option grants under this Plan, as are the directors of FTI and the Eligible Subsidiaries who are not employees ("Eligible
               Directors"). Eligible employees and directors become optionees when the Administrator grants them an option under this Plan. The
               Administrator may also grant options to certain other service providers. The term optionee also includes, where appropriate, a person authorized to exercise an Option in place of the original recipient.

               Employee means any person employed as a common law employee of the Company or an Eligible Subsidiary.

ADMINISTRATOR  The Administrator will be the Compensation Committee of the Board of Directors of FTI (the "Compensation Committee"). The Board may also act under the Plan as though it were the Compensation Committee.

               The Administrator is responsible for the general operation and administration of the Plan and for carrying out its provisions and has full discretion in interpreting and administering the provisions of the Plan. Subject to the express provisions of the Plan, the Administrator may exercise such powers and authority of the FTI Board as the Administrator may find necessary or appropriate to carry out its functions. The Administrator may delegate its functions (other than those described in the GRANTING OF OPTIONS section) to officers or employees of FTI. The Administrator's powers will include, but not be limited to, the power to amend, waive, or extend any provision or limitation of any Option other than a Formula Option. The Administrator may act through meetings of a majority of its members or by unanimous consent.
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GRANTING OF    Subject to the terms of the Plan, the Administrator will, in its
OPTIONS sole discretion, determine the recipients of option grants, the terms of such grants, the schedule for exercisability (including any requirements that the optionee or the Company satisfy performance criteria), the time and conditions for expiration of the Option, and the form of payment due upon exercise.

               The Administrator's determinations under the Plan need not be uniform and need not consider whether possible optionees are similarly situated.

               Options granted to employees may be nonqualified stock options ("NQSOs") or incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or the corresponding provision of any subsequently enacted tax statute. Options granted to Eligible Directors must be NQSOs.

               The Administrator may also grant Options in substitution for options held by individuals who become employees of the Company or of an Eligible Subsidiary as a result of the Company's acquiring the individual's employer. If necessary to conform the Options to the options for which they are substitutes, the Administrator may grant substitute Options under terms and conditions that vary from those the Plan otherwise requires.

DATE OF GRANT  The DATE OF GRANT will be the date as of which the Administrator awards an Option to an optionee, as specified in the Administrator's minutes, or as specified in this Plan.

EXERCISE PRICE The EXERCISE PRICE is the value of the consideration that an optionee must provide under an Option Agreement in exchange for one share of Common Stock. The Administrator will determine the Exercise Price under each Option. The Administrator may set the Exercise Price of an Option without regard to the Exercise Price of any other Options granted at the same or any other time.

               The Exercise Price per share for NQSOs may not be less than 50% of the Fair Market Value of a share on the Date of Grant. If an Option is intended to be an ISO, the Exercise Price per share may not be less than 100% of the Fair Market Value (on the Date of Grant) of a share of Stock covered by the Option; provided, however, that if the employee would otherwise be barred from receiving an ISO by reason of the provisions of Code Sections 422(b)(6) and 424(d) (relating to more than 10% stockholders), the Exercise Price of an Option that is intended to be an ISO may not be less than 110% of the Fair Market Value (on the Date of Grant) of a share of Stock covered by the Option.

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FAIR MARKET    FAIR MARKET VALUE of a share of Common Stock for purposes of the
VALUE          Plan will be determined as follows:

                  if the Common Stock is traded on a national securities exchange, the closing sale price on that date;

                  if the Common Stock is not traded on any such exchange, the closing sale price as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") for such date;

                  if no such closing sale price information is available, the average of the closing bid and asked prices as reported by Nasdaq for such date; or

                  if there are no such closing bid and asked prices, the average of the closing bid and asked prices as reported by any other commercial service for such date.

                  For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date shall be determined by using the closing sale price or the average of the closing bid and asked prices, as appropriate, for the immediately preceding trading day.

                  The Company may use the consideration it receives from the optionee for general corporate purposes.

EXERCISABILITY The Administrator will determine the times and conditions for exercise of each Option but may not extend the period for exercise beyond the tenth anniversary of its Date of Grant.

               Options will become exercisable at such times and in such manner as the Administrator determines and the Option Agreement indicates; provided, however, that the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which the optionee may exercise any portion of an Option.

               No portion of an Option that is unexercisable at an optionee's termination of employment will thereafter become exercisable, unless the Option Agreement provides otherwise, either initially or by amendment.

LIMITATION ON  An Option granted to an employee will be an ISO only to the
ISOS extent that the aggregate Fair Market Value (determined at the Date of Grant) of the stock with respect to which ISOs are exercisable for the first time by the optionee during any calendar year (under the Plan and all other plans of the Company and its subsidiary corporations, within the meaning of Code
               Section 422(d)), does not exceed $100,000. This limitation will be applied

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               by taking Options into account in the order in which such Options were granted.

DIRECTOR       Each Eligible Director who is first elected or appointed to the
FORMULA GRANTS Board at the first annual meeting of the Stockholders following the Effective Date (i.e., after the 1998 Meeting) will receive a FORMULA OPTION as of his election or appointment to purchase
               16,000 shares of Common Stock. Each Eligible Director serving on the Board of Directors at an Annual Meeting whose term will continue beyond that Meeting will receive a FORMULA OPTION as of that Meeting to purchase 12,500 shares of Common Stock.

EXERCISE PRICE The Exercise Price of each Option granted to an Eligible
               Director will be the Fair Market Value on the Date of Grant.

EXERCISE       A Formula Option granted upon each Eligible Director's first
SCHEDULE       election or appointment to the Board will become exercisable for one-third of the shares it covers on the first anniversary of the Date of Grant, two-thirds of the shares it covers on the second anniversary of the Date of Grant and for the remaining one-third of the shares it covers on the third anniversary of the Date of Grant. A Formula Option granted each Eligible Director for succeeding Annual Meetings will become exercisable for one-half of the shares it covers six months after the Date of Grant, and for the remaining one-half of the shares it covers on the first anniversary of the Date of Grant. A Formula Option will become exercisable in its entirety upon the director's death, disability or attainment of age 70. Options will be forfeited to the extent they are not then exercisable if a director resigns or fails to be reelected as a director.

METHOD OF      To exercise any exercisable portion of an Option, the optionee
EXERCISE        must:

                  Deliver a written notice of exercise to the Secretary of the Company (or to whomever the Administrator designates) in a form complying with any rules the Administrator may issue, signed by the optionee and specifying the number of shares of Common Stock underlying the portion of the Option the optionee is exercising;

                  Pay the full Exercise Price by cashier's or certified check for the shares of Common Stock with respect to which the Option is being exercised, unless the Administrator consents to another form of payment (which could include the use of Common Stock); and

                  Deliver to the Administrator such representations and documents as the Administrator, in its sole discretion, may consider necessary or advisable.

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               Payment in full of the Exercise Price need not accompany the written notice of exercise provided the notice directs that the stock certificates for the shares issued upon the exercise be delivered to a licensed broker acceptable to the Company as the agent for the individual exercising the option and at the time the stock certificates are delivered to the broker, the broker will tender to the Company cash or cash equivalents acceptable to the Company and equal to the Exercise Price.

               If the Administrator agrees to payment through the tender to the Company of shares of Common Stock, the individual must have held the stock being tendered for at least six months at the time of surrender. Shares of stock offered as payment will be valued, for purposes of determining the extent to which the optionee has paid the Exercise Price, at their Fair Market Value on the date of exercise. The Administrator may also, in its discretion, accept attestation of ownership of Common Stock and issue a net number of shares upon Option exercise.

OPTION         No one may exercise an Option more than ten years after its Date
EXPIRATION     of Grant (or five years, for an ISO granted to a more-than-10%
               stockholder). Unless the Option Agreement provides otherwise, either initially or by amendment, no one may exercise an Option after the first to occur of:

     EMPLOYMENT The date of termination of employment (other than for death or TERMINATION disability), where termination of employment means the time when the employer-employee or other service-providing relationship between the employee and the Company ends for any reason, including retirement. Unless the Option Agreement provides otherwise, termination of employment does not include instances in which the Company immediately rehires a common law employee as an independent contractor. The Administrator, in its sole discretion, will determine all questions of whether particular terminations or leaves of absence are terminations of employment;

     DISABILITY  For disability, the earlier of (i) the first anniversary of the optionee's termination of employment for disability and (ii) thirty (30) days after the optionee no longer has a disability, where disability means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve months; or

     DEATH       The date twelve months after the optionee's death.

                 If exercise is permitted after termination of employment, the Option will nevertheless expire as of the date that the former employee

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                 violates any covenant not to compete in effect between the
                 Company and the former employee.

                 Nothing in this Plan extends the term of an Option beyond the tenth anniversary of its Date of Grant, nor does anything in this OPTION EXPIRATION section make an Option exercisable that has not otherwise become exercisable.

OPTION         Option Agreements will set forth the terms of each Option and
AGREEMENT      will include such terms and conditions, consistent with the Plan, as the Administrator may determine are necessary or advisable. To the extent the agreement is inconsistent with the Plan, the Plan will govern. The Option Agreements may contain special rules.

STOCK SUBJECT  Except as adjusted below under SUBSTANTIAL CORPORATE
TO PLAN CHANGES, the aggregate number of shares of Common Stock that may be issued under the Options may not exceed 3,150,000 shares, the aggregate number of shares of Common Stock that may be issued pursuant to direct grants of Common Stock may not exceed 150,000 shares, and the aggregate number of shares of Common Stock that may be issued under the Options that qualify as ISOs may not exceed 3,000,000 shares. No individual may receive Options or direct grants under the Plan for more than 500,000 shares in a calendar year. The Common Stock will come from either authorized but unissued shares or from previously issued shares that the Company reacquires, including shares it purchases on the open market. If any Option expires, is canceled or terminates for any other reason, the shares of Common Stock available under that Option will again be available for the granting of new Options (but will be counted against that calendar year's limit for a given individual).

               No adjustment will be made for a dividend or other right for which the record date precedes the date of exercise.

               The optionee will have no rights of a stockholder with respect to the shares of stock subject to an Option except to the extent that the Company has issued certificates for such shares upon the exercise of the Option.

               The Company will not issue fractional shares pursuant to the exercise of an Option, but the Administrator may, in its discretion, direct the Company to make a cash payment in lieu of fractional shares.

PERSON WHO     During the optionee's lifetime, only the optionee or his duly
MAY EXERCISE   appointed guardian or personal representative may exercise the
               Options. After his death, his personal representative or any other person authorized under a will or under the laws of descent and distribution may exercise any then exercisable portion of an Option. If someone other than the original

                                      -6-
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               recipient seeks to exercise any portion of an Option, the
               Administrator may request such proof as it may consider necessary or appropriate of the person's right to exercise the Option.

ADJUSTMENTS    Subject to any required action by the Company (which it shall
UPON CHANGES   promptly take) or its stockholders, and subject to the provisions
IN CAPITAL     of applicable corporate law, if, after the Date of Grant of an
STOCK          outstanding Option, the shares of Common Stock increase or decrease or change into or are exchanged for a different number or kind of security by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or some other increase or decrease in such Common Stock occurs without the Company's receiving consideration, the Administrator will make a proportionate and appropriate adjustment in the number of shares of Common Stock underlying each Option, so that the proportionate interest of the optionee immediately following such event will, to the extent practicable, be the same as immediately before such event. Any such adjustment to an Option will not change the total price with respect to shares of Common Stock underlying the unexercised portion of the Option but will include a corresponding proportionate adjustment in the Option's Exercise
               Price.

               The Administrator will make a commensurate change to the maximum number and kind of shares provided in the STOCK SUBJECT TO PLAN section.

               Any issue by the Company of any class of preferred stock, or securities convertible into shares of common or preferred stock of any class, will not affect, and no adjustment by reason thereof will be made with respect to, the number of shares of Common Stock subject to any Option or the Exercise Price except as this Adjustments section specifically provides. The grant of an Option under the Plan will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

SUBSTANTIAL    Upon a SUBSTANTIAL CORPORATE CHANGE, the Plan and the
CORPORATE      Options will terminate unless provision is made in writing in
CHANGE         connection with such transaction for the assumption or
               continuation of outstanding Options, or the substitution for such options or grants of any options or grants covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the Options will continue in the manner and under the terms so provided.

                                      -7-
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               Unless the Board determines otherwise, if an Option would
               otherwise terminate pursuant to the preceding sentence, the optionee will have the right, at such time before the consummation of the transaction causing such termination as the Board reasonably designates, to exercise any unexercised portions of the Option, whether or not they had previously become exercisable. However, the acceleration will not occur if it would render unavailable "pooling of interest" accounting for any reorganization, merger, or consolidation of the Company.

               A Substantial Corporate Change means the

                    dissolution or liquidation of the Company,

                    merger, consolidation, or reorganization of the Company with one or more corporations in which the Company is not the surviving corporation,

                    the sale of substantially all of the assets of the Company to another corporation, or any transaction (including a merger or reorganization in which the Company survives) approved by the Board that results in any person or entity (other than any affiliate of the Company as defined in Rule 144(a)(1) under the Securities Act) owning 100% of the combined voting power of all classes of stock of the Company.

DIRECT GRANTS  The Company may grant shares of Common Stock to its employees and to the employees of its Subsidiaries. Subject to the terms of the Plan, the Administrator will, in its sole discretion, determine the recipients of such grants, the terms of such grants, and the form of payment for such grants, including no consideration or such minimum consideration as may be required by law, as it shall determine. The Administrator's determinations under the Plan need not be uniform and need not consider whether possible recipients are similarly situated.

SUBSIDIARY     Employees of Company Subsidiaries will be entitled to
EMPLOYEES      participate in the Plan, except as otherwise designated by the
               Board of Directors or the Committee.

               Eligible Subsidiary means each of the Company's Subsidiaries, except as the Board otherwise specifies. For ISO grants, Subsidiary means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time an ISO is granted to a Participant under the Plan, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of

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               the total combined voting power of all classes of stock in one of the other corporations in such chain. For NQSOs, the Board or the Committee can use a different definition of Subsidiary in its discretion.

LEGAL          The Company will not issue any shares of Common Stock under an
COMPLIANCE     Option until all applicable requirements imposed by Federal and state securities and other laws, rules and regulations, and by any applicable regulatory agencies or stock exchanges, have been fully met. To that end, the Company may require the optionee to take any reasonable action to comply with such requirements before issuing such shares. No provision in the Plan or action taken under it authorizes any action that is otherwise prohibited by Federal or state laws.

               The Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933 ("Securities Act") and the Securities Exchange Act of 1934 and all regulations and rules the Securities and Exchange Commission issues under those laws. Notwithstanding anything in the Plan to the contrary, the Administrator must administer the Plan and Options may be granted and exercised only in a way that conforms to such laws, rules, and regulations. To the extent permitted by applicable law, the Plan and any Options will be deemed amended to the extent necessary to conform to such laws, rules and regulations.

PURCHASE       Unless a registration statement under the Securities Act covers
FOR            the shares of Common Stock an optionee receives upon exercise
INVESTMENT     of his Option, the Administrator may require, at the time of AND
RESTRICTIONS   OTHER such exercise, that the optionee agree in writing to acquire such shares for investment and not for public resale or distribution, unless and until the shares subject to the Option are registered under the Securities Act. Unless the shares are registered under the Securities Act, the optionee must acknowledge:

                    that the shares purchased on exercise of the Option are not so registered,

                    that the optionee may not sell or otherwise transfer the shares unless the shares have been registered under the Securities Act in connection with the sale or transfer thereof, or counsel satisfactory to the Company has issued an opinion satisfactory to the Company that the sale or other transfer of such shares is exempt from registration under the Securities Act, and

                                      -9-
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                         such sale or transfer complies with all other
                         applicable laws, rules and regulations, including all applicable Federal and state securities laws, rules and regulations.

               Additionally, the Common Stock, when issued upon the exercise of an Option, will be subject to any other transfer restrictions, rights of first refusal and rights of repurchase set forth in or incorporated by reference into other applicable documents, including the Company's articles or certificate of incorporation, by-laws or generally applicable stockholders' agreements.

               The Administrator may, in its sole discretion, take whatever additional actions it deems appropriate to comply with such restrictions and applicable laws, including placing legends on certificates and issuing stop-transfer orders to transfer agents and registrars.

TAX            The optionee must satisfy all applicable Federal, state and
WITHHOLDING    local income and employment tax withholding requirements before the Company will deliver stock certificates upon the exercise of an Option. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company does not or cannot withhold from other compensation, the optionee must pay the Company, with a cashier's check or certified check, the full amounts required by withholding.
               Payment of withholding obligations is due at the same time as is payment of the Exercise Price. If the Committee so determines, the optionee may instead satisfy the withholding obligations by directing the Company to retain shares from the Option exercise, by tendering previously owned shares, or by attesting to his ownership of shares (with the distribution of net shares).

TRANSFERS,     Unless the Administrator otherwise approves in advance in
ASSIGNMENTS,   writing, an Option may not be assigned, pledged or otherwise
AND PLEDGES    transferred in any way, whether by operation of law or otherwise, or through any legal or equitable proceedings (including bankruptcy), by the optionee to any person, except by will or by operation of applicable laws of descent and distribution. If Rule
               16b-3 then applies to an Option, the optionee may not transfer or pledge shares of Common Stock acquired upon exercise of an Option until at least six (6) months have elapsed from (but excluding) the Date of Grant, unless the Administrator approves otherwise in advance in writing.

AMENDMENT OR   The Board may amend, suspend or terminate the Plan at any time,
TERMINATION    without the consent of the optionees or their beneficiaries;
OF PLAN AND    provided, however, that no amendment will deprive any optionee
OPTIONS        or beneficiary of any previously declared Option. Except as required by law or by the CORPORATE CHANGES section, the Administrator may not, without the optionee's or

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               beneficiary's consent, modify the terms and conditions of an
               Option so as to adversely affect the optionee. No amendment, suspension or termination of the Plan will, without the optionee's or beneficiary's consent, terminate or adversely affect any right or obligations under any outstanding Options.

PRIVILEGES OF  No optionee and no beneficiary or other person claiming under or
STOCK          through such optionee will have any right, title or interest in
OWNERSHIP      or to any shares of Common Stock allocated or reserved under the
               Plan or subject to any Option except as to such shares of Common
               Stock, if any, that have been issued to such optionee.

EFFECT ON 1992 No additional options will be granted under the Forensic
OPTION PLAN    Technologies International Corporation 1992 Stock Option Plan.

EFFECT ON      Whether exercising an Option causes the optionee to accrue or
OTHER PLANS    receive additional benefits under any pension or other plan is governed solely by the terms of such other plan.

LIMITATIONS ON Notwithstanding any other provisions of the Plan, no individual
LIABILITY      acting as a director, employee or agent of the Company shall be liable to any optionee, former optionee, spouse, beneficiary or any other person for any claim, loss, liability or expense incurred in connection with the Plan, nor shall such individual be personally liable because of any contract or other instrument he executes in such other capacity. The Company will indemnify and hold harmless each director, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys' fees) or liability
               (including any sum paid in settlement of a claim with the FTI
               Board's approval) arising out of any act or omission to act concerning this Plan unless arising out of such person's own fraud or bad faith.

NO EMPLOYMENT  Nothing contained in this Plan constitutes an employment contract
CONTRACT between the Company and the optionee. The Plan does not give the optionee any right to be retained in the Company's employ nor does it enlarge or diminish the Company's right to terminate the optionee's employment.

APPLICABLE LAW The laws of the State of Maryland (other than its choice of law provisions) govern this Plan and its interpretation.

DURATION OF    Unless the FTI Board extends the Plan's term, the
PLAN           Administrator may not grant Options after March 25, 2007. The
               Plan will then terminate but will continue to govern unexercised and unexpired Options.

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APPROVAL OF    The Plan must be submitted to the stockholders of the Company for
STOCKHOLDERS   their approval within 12 months after the Board of Directors of the Company adopts the Plan. The adoption of the Plan is conditioned upon the approval of the stockholders of the Company and failure to receive their approval will render the Plan and any outstanding options thereunder void and of no effect.

                                      -12-